                                                                      EXHIBIT 13

                   AMENDMENT TO THE MANAGEMENT INCENTIVE PLAN


     WHEREAS, United Stationers Inc. ("Company") amended and restated the Management Incentive Plan ("Plan") as of September 1, 1988 and reserved the right therein to amend the Plan; and

     WHEREAS, the Company desires to amend the Plan to take into account a possible Change in Control, as defined in Section 11.3 of the Plan;

     NOW THEREFORE, the Company hereby amends the Plan to be effective upon the occurrence of a merger of the Company following a Change in Control effected by a tender offer as follows:

     1.  Subsection 11.1  Continuation of Plan and Participation and Subsection
11.2 Discontinuance of Plan are amended by deleting the text thereof in its entirety and substituting the following therefor:

          "11.1 Short Plan Years in the Event of a Merger Following a Change in Control. The Plan Year in which a merger of the Company ("Merger") following a Change in Control effected by a tender offer occurs shall be divided into two short Plan Years, and Final Awards shall be determined for each Plan Year by applying the provisions of this Plan independently with respect to each Plan Year with such modifications as are provided in this
     Section 11. The first short Plan Year shall begin on the first day of the normal Plan Year in which the Merger occurs and shall end on the last day of the month in which, or the date on which, the Merger occurs, as determined in accordance with this Section 11.1. The second short Plan Year shall begin on the first day of the month following the month in which, or the first day after the date on which, the Merger occurs, as determined in accordance with this Section 11.1, and shall end on the last day of the normal Plan Year. Each Participant's Target Incentive Award for each short Plan Year shall be equal to the Participant's Target Incentive Award established for the normal Plan Year multiplied by a fraction. In the event the Merger occurs after the tenth day of the month, the numerator of the fraction shall be the number of months in the short Plan Year and the denominator of the fraction shall be twelve (12). In the event the Merger occurs on or before the tenth day of the month, the numerator of the fraction shall be the number of days in such short Plan Year, including the date on which the Merger occurs, and the denominator of the fraction shall be three hundred sixty (360). Any proration of a Final Award under the terms of the Plan with respect to either of the short Plan Years shall be calculated with the denominator being equal to the number of months in the short Plan Year rather than twelve (12). The effects of the Change in Control, the tender offer, and the Merger and any accounting changes caused thereby, shall be disregarded in the calculation of Final Awards for each of the Plan Years.

          11.2 Determination of Final Award for Short Plan Years in the Event of a Merger Following a Change in Control. In the event of a Merger following a Change in Control effected by a tender offer, each Participant shall be entitled to a Final Award for the first short Plan Year equal to the amount of the Participant's Target Incentive Award for the first short Plan Year, weighted as provided by the standards established for the Plan Year to reflect the financial success of the Company achieved by the Participants during the short Plan Year, based on the most recent information available at the time such amounts are to be paid. With respect to the second short Plan Year, each Participant employed on the last day of the Plan Year or involuntarily terminated by the Company or by reason of Total and Permanent Disability or death on or after the Change in Control shall be entitled to a Final Award equal to 100% of the Participant's Target Incentive Award for the second short Plan Year, without weighting to reflect performance during such short Plan Year. The portion of the Final Award for the portion of the first short Plan Year through the date on which the first shares are purchased pursuant to the tender offer by Associated Holdings, Inc. (the "First Purchase Date"), together with the Company's good faith estimate of the sum of the portion of the Final Award for the remainder of such Short Plan Year plus the portion of the Final Award for the second short Plan Year shall be accrued upon the First Purchase Date and shall be paid at any time on or before October 15, 1995."

                                       2